99 CENTS ONLY STORES

STANDARD MULTI-TENANT FORM LEASE
The Gardens Center, Hawaiian Gardens, CA

THIS LEASE (this "Lease") is made and executed this 8th day of February, 1995 by and between Hawaiian Gardens Redevelopment Agency, a California Governmental Entity (the "Landlord"), and 99 cents Only Stores, a California corporation (the "Tenant"), who agree as follows:

ARTICLE ONE:	BASIC TERMS

This Article One contains the Basic Terms of this Lease between the Landlord and Tenant named below. Other Articles, Sections and Paragraphs of the Lease referred to in this Article One explain and define the Basic Terms and are to be read in conjunction with the Basic Terms. In the event of any conflict or contradiction between this Article One and such other Articles, Sections and Paragraphs of the Lease, such other Articles, Sections and Paragraphs shall control and supersede the provisions of this Article One in regards to such conflict or contradiction.

Section 1.01.	Landlord's Address:
21815 Pioneer Boulevard
Hawaiian Gardens, CA 90716-1299
Telephone: (310) 420-2641 Fax: (310) 496-3708
ATTN: Executive Director
Section 1.02.	Tenant's Address:
4000 East Union Pacific Avenue
City of Commerce, CA 90023
Telephone: (213) 980-8145 Fax: (213) 980-8160
ATTN: Real Estate Department

Section 1.03.    Property: The demised premises (the "Property") is part of Landlord's multi-tenant real property known as The Gardens Center (the "Shopping Center"). The Shopping Center includes the land, the buildings and all other improvements located on the land, and the Common Areas described in Section 4.05(a). The Property is commonly known as 12123-12125 Carson Street, Hawaiian Gardens California and is more specifically shown on the site plan attached to this Lease as Exhibit "A" comprising approximately 15,042 square feet of ground floor area.

Section 1.04.    Lease Term: Approximately seven (7) years beginning on the date that Landlord delivers possession of the Property to Tenant in the condition specified in Section 6.01 and ending on January 31, 2002 unless sooner terminated in accordance with this Lease (the "Initial Lease Term"). Tenant shall have the option to extend the Lease Term beyond the Initial Lease Term as set forth in Section 2.02.

Section 1.05.    Permitted Uses: General retail store use only as more particularly described in Article 5 hereof.

Section 1.06.    Prepaid Base Rent: Eighteen Thousand Dollars ($18,000) (the "Prepaid Base Rent") payable upon execution of this Lease and to be applied in accordance with Section 3.01.

Section 1.07.    N/A

Section 1.08.    Brokers: None.

Section 1.09.    Rent and Other Charges Payable by Tenant:

(a)    BASE RENT: Beginning on the Rent Commencement Date (as defined in Section 3.01), Tenant shall pay the sum of Nine Thousand Dollars ($9,000) per month (the "Base Rent") as rent for the Property. The Base Rent shall be subject to adjustment as set forth in Section 3.03.

(b)    OTHER PERIODIC PAYMENTS: (i) Property Taxes (See Section 4.02); (ii) Utilities (See Section 4.03); (iii) Insurance Premiums (See Section 4.04); (iv) Maintenance, Repairs and Alterations (See Article Six).

Section 1.10.    Riders: The following Riders are attached to and made a part of this Lease: None.

ARTICLE TWO:	LEASE TERM

Section 2.01.    Lease of Property For Lease Term. Landlord leases the Property to Tenant and Tenant leases the Property from Landlord for the Lease Term. The Lease Term is for the period stated in Section 1.04 above and shall begin and end on the dates specified in Section 1.04 above, unless the beginning or end of the Lease Term is changed under any provision of this Lease. The "Commencement Date" shall be the date specified in Section 1.04 above for the beginning of the Lease Term, unless advanced or delayed under any provision of this Lease.

Section 2.02.    Right to Extend Lease Term. Tenant shall have the right to extend the Lease Term, on the terms and provisions set forth in this Lease, for an additional five (5)-year period ("First Extended Term") following expiration of the Initial Lease Term by giving written notice of exercise to Landlord at least one hundred eighty (180) days prior to the expiration of the Initial Lease Term. Tenant shall have the right to extend the Lease Term, on the terms and provisions set forth in this Lease, for an additional five (5)-year period ("Second Extended Term") following expiration of the First Extended Term by giving written notice of exercise to Landlord at least one hundred eighty (180) days prior to the expiration of the First Extended Term. The Base Rent during any such Extended Terms shall be subject to increase as set forth in Section 3.03.

Section 2.03.    Delivery of Property. Landlord shall deliver possession of the Property to Tenant in the condition specified in Section 6.01 on or before July 31, 1995, and after having provided Tenant with a written Notice setting forth the anticipated date of delivery at least thirty (30) days before such anticipated delivery date. The date that Landlord so delivers possession of the Property and Tenant accepts possession, shall hereinafter be referred to as the "Delivery Date". Within ten (10) days after such Delivery Date, Landlord shall send a written notice to Tenant memorializing the Delivery Date, Commencement Date, and the Rent Commencement Date and if Tenant does not object to such dates set forth in Landlord's notice within ten (10) calendar days of receipt thereof, then such dates shall be deemed correct and such notice shall be attached to this Lease and be incorporated herein. Landlord's failure to so deliver possession of the Property shall constitute a material breach of this Lease, and Tenant shall, without prejudice to any of Tenant's other rights or remedies, have the right to terminate this Lease upon written notice by Tenant to Landlord. If Tenant terminates this Lease pursuant to this Section, Landlord shall immediately return to Tenant all prepaid rent, security deposits and other sums paid by Tenant to Landlord.

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The Gardens Center, Hawaiian Gardens, CA

Section 2.04.    Holding Over. IfTenant does not vacate the Property upon the expiration or earlier termination of the Lease and Landlord thereafter accepts rent from Tenant, Tenant's occupancy of the Property shall be a "month-to-month" tenancy, subject to all of the terms of this Lease applicable to a month-to-month tenancy.

Section 2.05.    Contingency Period. Tenant shall have a period of time following the execution of this Lease and ending 30 days thereafter to satisfy itself that the Property is satisfactory for Tenant's intended use (the "Contingency Period"). The date of expiration of the Contingency Period is referred to in this Lease as the "Contingency Period Expiration Date." If Tenant discovers that the Property is unsatisfactory for Tenant's intended use for any reason, including, without limitation, the Property's noncompliance with applicable ordinances or parking requirements, then Tenant shall have the right to terminate this Lease by giving written notice of termination to Landlord at any time prior to the Contingency Period Expiration Date. Upon Tenant giving notice of termination, Landlord and Tenant shall be released from their obligations under this Lease except that landlord shall immediately return to Tenant all Prepaid Rent and other sums paid by Tenant hereunder. During the Contingency Period, Tenant shall have the right to enter upon and inspect the Property at all reasonable times and to conduct, at Tenant's expense, any studies, tests, investigations or assessments as Tenant deems necessary or appropriate. Tenant shall periodically communicate with Landlord as to the progress of the investigations in connection with this Contingency Period and any material findings in such regards. Tenant shall provide copies, within a reasonable time after Landlord's request therefore, of any formal written reports prepared for Tenant by licensed professionals, such as structural engineers or environmental experts, in connection with such Contingency Period.

ARTICLE THREE:	BASE RENT

Section 3.01    Time and Manner of Payment. Beginning on the Rent Commencement Date (as defined below) and the first day of each calendar month thereafter, Tenant shall pay Landlord the Base Rent, in advance. The Base Rent shall be payable at Landlord's address or at such other place as Landlord may designate in writing. The Prepaid Base Rent shall be applied to and be considered payment for the Base Rent payable for the first full month immediately following the Rent Commencement Date. Base Rent for any partial month shall be prorated based on the actual number of days in the calendar month involved.

Section 3.02    Rent Commencement Date. For purposes of this Lease, the "Rent Commencement Date" shall be Ninety (90) days after the Delivery Date.

Section 3.03    Base Rent Increases.
(a)    The Base Rent shall be increased on February 1, 2002 and February 1, 2007 ("Rent Adjustment Dates"). The Base Rent shall be increased on each Rent Adjustment Date during the Initial Lease Term (or any extension thereof, if applicable) in accordance with the increase in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for All Urban Consumers for the United States (base year 1982-84 = 100) (the "Index") as follows. The Base Rent (for purposes of this Section 3.03(a), the "Comparison Base Rent") in effect immediately before each Rent Adjustment Date shall be increased by the percentage that the Index has increased from the date (for purposes of this Section 3.03(a), the "Comparison Date") on which payment of the Comparison Base Rent began through the month in which the applicable Rent Adjustment Date occurs; provided, however, in no event shall the monthly Base Rent during the First Extended Term be less than one hundred and twenty one percent (121%) nor greater than one hundred and thirty five percent (135%) of the monthly Base Rent during the Initial Lease Term, and in no event shall the monthly Base Rent during the Second Extended Term be less than one hundred and fifteen percent (115%) nor greater than one hundred and twenty five percent (125%) of the monthly Base Rent during the First Extended Term.

(b)    General CPI Provisions. Landlord shall notify Tenant of each increase by a written statement which shall include the Index for the applicable Comparison Date, the Index for the applicable Rent Adjustment Date, the percentage increase between those two Indices, and the new Base Rent. Tenant shall pay the new Base Rent from the applicable Rent Adjustment Date until the next Rent Adjustment Date. Landlord's notice of increase may be given after the applicable Rent Adjustment Date, and Tenant shall pay Landlord the accrued rental adjustment for the time elapsed between the effective date of the increase and Landlord's notice of such increase at the same time as the next Base Rent payment to Landlord is due. If the format or components of the Index are materially changed after the Commencement Date, Landlord shall substitute an index which is published by the Bureau of Labor Statistics or similar agency and which is most nearly equivalent to the Index in effect on the Commencement Date. The substitute index shall be used to calculate the increase in the Base Rent unless Tenant objects to such index in writing. If Tenant objects, Landlord and Tenant shall submit the selection of the substitute index for binding arbitration in accordance with the rules and regulations of the American Arbitration Association at its office closest to the Property. The costs of arbitration shall be borne equally by Landlord and Tenant.

Section 3.04.    N/A

Section 3.05    Termination; Advance Payments. Upon termination of this Lease under Article Seven (Damage or Destruction), Article Eight (Condemnation) or any other termination not resulting from Tenant's default, and after Tenant has vacated the Property in the manner required by this Lease, Landlord shall immediately refund or credit to Tenant (or Tenant's successor) the unused portion of the Security Deposit, any advance rent or other advance payments made by Tenant to Landlord, and any amounts paid for Operating Expenses or otherwise which apply to any time periods after the effective date of the termination of the Lease.

Section 3.06.    Work Letter. The work letter (the "Work Letter") attached to this Lease as Exhibit "B" sets forth certain work and improvements anticipated to be constructed by Tenant with respect to the Property prior to Tenant's opening for business ("Tenant's Work"). Tenant shall pay for the cost of constructing Tenant's Work. Following the execution of this Lease, Tenant shall have the right to enter upon the Property for the purpose of constructing Tenant's Work; provided, however, that prior to such entry, Tenant shall have obtained the policies of insurance required to be obtained by Tenant under Section 4.04 hereof and also providing that the Property is vacant at such time. For the purposes of Section 6.05, Tenant's Work is hereby approved. Tenant's entry upon the Property pursuant to this paragraph shall not advance the Commencement Date of this Lease. The Work Letter also sets forth certain work to be performed by Landlord ("Landlord's Work") at Landlords sole cost and expense. Landlord's Work and Tenant's Work shall be completed within the time frames specified in the Work Letter. Landlord and Tenant hereby agree to cooperate (including providing sufficient advance notice) with each other with respect to their respective work as set forth in this Section 3.06, so as not to unreasonably interfere with the other party's work and business operations.

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The Gardens Center, Hawaiian Gardens, CA

ARTICLE FOUR:	OTHER CHARGES PAYABLE BY LANDLORD AND TENANT

Section 4.01    Additional Rent. All charges payable by Tenant other than Base Rent are called "Additional Rent." Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due with the next monthly installment of Base Rent. The term "rent" shall mean Base Rent and Additional Rent.

Section 4.02    Property Taxes.
(a)    Real Property Taxes. Landlord is responsible for the payment of all real property taxes on the Property (excluding any fees, taxes or assessments against, or as a result of, any tenant improvements installed on the Property by Tenant).
(b)    Definition of "Real Property Tax." "Real property tax" means: (i) any fee, license fee, license tax, business license fee, commercial rental tax, or other tax imposed by any taxing authority against the Property (however not including those specifically against Tenant's business); and (ii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency.
(c)    Personal Property Taxes.
(i)    Tenant shall pay all taxes charged against trade fixtures, furnishings, equipment or any other personal property belonging to Tenant. Tenant shall try to have personal property taxed separately from the Property.
(ii)   If any of Tenant's personal property is taxed with the Property, Tenant shall pay Landlord the taxes for the personal property within fifteen (15) days after Tenant receives a written statement from Landlord for such personal property taxes.

Section 4.03.    Utilities. Tenant shall pay, directly to the appropriate supplier, the cost of all natural gas, heat, light, power, sewer service, telephone, water, refuse disposal and other utilities and services supplied to the Property. However, if any services or utilities are jointly metered with other parties, Tenant shall pay its reasonable share thereof to Landlord within fifteen (15) days after receipt of Landlord's written invoice therefore and such other supporting documentation as Tenant may reasonably request.

Section 4.04.    Insurance Policies.
(a)    Liability Insurance. During the Lease Term, Tenant shall maintain, at Tenant's sole cost and expense, a policy of commercial general liability insurance (sometimes known as broad form comprehensive general liability insurance) insuring Tenant against liability for bodily injury, property damage (including loss of use of property) and personal injury arising out of the operation, use or occupancy of the Property. Tenant shall name Landlord as an additional insured under such policy. The initial amount of such insurance shall be One Million Dollars ($1,000,000.00) per occurrence and shall be subject to periodic adjustment based upon inflation, liability awards, recommendation of Landlord's professional insurance advisers and other relevant factors. The liability insurance obtained by Tenant under this Section 4.04(a) shall (i) be primary and non-contributing; (ii) contain cross- liability endorsements; and (iii) insure Landlord against Tenant's lack of performance under Section 5.04. The amount and coverage of such insurance shall not limit Tenant's liability nor relieve Tenant of any other obligation under this Lease.
(b)    Property Insurance. During the Lease Term, Landlord shall maintain, at Landlord's sole cost and expense, policies of insurance covering loss of or damage to the Property in the full amount of its replacement value. Such policy shall provide protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), sprinkler leakage and any other perils which Landlord deems reasonably necessary. Landlord shall have the right to obtain flood and earthquake insurance if required by any lender holding a security interest in the Property. Landlord shall not obtain insurance for Tenant's fixtures or equipment or building improvements installed by Tenant on the Property. Tenant shall not do or permit anything to be done which invalidates any such insurance policies.
(c)    Payment of Premiums. Upon Landlord's request, Tenant shall deliver to Landlord a copy of any policy of insurance which Tenant is required to maintain under this Section 4.04. At least thirty (30) days prior to the expiration of any such policy, Tenant shall deliver to Landlord a renewal of such policy. As an alternative to providing a policy of insurance, Tenant shall have the right to provide Landlord a certificate of insurance, executed by an authorized officer of the insurance company, showing that the insurance which Tenant is required to maintain under this Section 4.04 is in full force and effect and containing such other information which Landlord reasonably requires.
(d)    General Insurance Provisions.
(i)    Any insurance which Tenant is required to maintain under this Lease shall include a provision which requires the insurance carrier to give Landlord not less than thirty (30) days' written notice prior to any cancellation or modification of such coverage.
(ii)   If Tenant fails to deliver any policy, certificate or renewal to Landlord required under this Lease within thirty (30) days following written request from Landlord for such evidence of insurance, Landlord may obtain such insurance, in which case Landlord shall immediately notify Tenant and Tenant shall reimburse Landlord for the cost of such insurance within fifteen (15) days after receipt of a statement that indicates the cost of such insurance.
(iii)   Tenant shall maintain all insurance required under this Lease with companies holding a "General Policy Rating" of B+ or better, as set forth in the most current issue of "Best Key Rating Guide". Landlord and Tenant acknowledge the insurance markets are rapidly changing and that insurance in the form and amounts described in this Section 4.04 may not be available in the future. Tenant acknowledges that the insurance described in this Section 4.04 is for the primary benefit of Landlord. If at any time during the Lease Term, Tenant is unable to maintain the insurance required under the Lease, Tenant shall nevertheless maintain insurance coverage which is customary and commercially reasonable in the insurance industry for Tenant's type of business, as that coverage may change from time to time.

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The Gardens Center, Hawaiian Gardens, CA

(iv)   Unless prohibited under any applicable insurance policies maintained, Landlord and Tenant each hereby waive any and all rights of recovery against the other, or against the officers, employees, agents or representatives of the other, for loss of or damage to its property or the property of others under its control, if such loss or damage is covered by any insurance policy in force (whether or not described in this Lease) at the time of such loss or damage. Upon obtaining the required policies of insurance, Landlord and Tenant shall give notice to the insurance carriers of this mutual waiver of subrogation.

Section 4.05.    Common Areas; Use, Maintenance and Costs.
(a)    Common Areas. As used in this Lease, "Common Areas" shall mean all areas within the Shopping Center which are not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, lobby areas, elevators, corridors, landscaping and planted areas as depicted on Exhibit "A." Landlord shall not change the size, location, nature and use of any of the Common Areas, including vehicle parking spaces, convert Common Areas into leasable areas, or decrease Common Area land and/or facilities, without Tenant's prior written consent, which shall not be unreasonably withheld. No activities or changes are permitted to the Common Areas if they would materially affect Tenant's use of the Property. Tenant may withhold its consent, in its sole and absolute discretion, to any changes to the common area which would reduce the amount of parking available to Tenant's customers, decrease visibility or access to the Property, or reduce the effectiveness of Tenant's signage.
(b)    Use of Common Areas. Tenant shall have the nonexclusive right (in common with other tenants) to use the Common Areas for the purposes intended at no additional cost to Tenant, subject to such reasonable rules and regulations as Landlord may establish from time to time. Tenant shall abide by such rules and regulations and shall use its best efforts to cause others who use the Common Areas with Tenant's express or implied permission to abide by Landlord's rules and regulations. At any time, Landlord may temporarily close any Common Areas to perform any acts in the Common Areas as, in Landlord's judgment, are necessary to improve the Shopping Center; provided that Landlord gives Tenant appropriate prior written notice and Landlord takes all reasonable actions to avoid so doing during the months of November and December. Tenant shall not interfere with the rights of Landlord, other tenants or any other person entitled to use the Common Areas.
(c)    Vehicle Parking. Tenant and its invitee and customers shall be entitled to the nonexclusive use of all vehicle parking spaces in the Shopping Center for non-reserved parking without the payment of any additional rent by Tenant or charge to Tenant or its invitees or customers. All such vehicle parking spaces shall be available only for customers of tenants of the shopping center, other tenants of the Shopping Center and their employees shall not be permitted to use any of the vehicle parking spaces. Handicapped spaces shall only be used by those legally permitted to use them.
(d)    Maintenance of Common Areas. Landlord shall maintain and operate the Common Areas safely and in good order, condition and repair, all at Landlord's sole cost and expense. Landlord's maintenance of the Common Areas shall include, but not be limited to, the timely and first quality performance of the following: Sweeping, trash removal, graffiti removal, deterring loitering and panhandling, landscape planting and maintenance, asphalt maintenance, security, painting exterior of structures, lighting, traffic and parking control, and all other things normally done in the maintenance or operation of a first class shopping center.
(e)    Loading. Tenant shall be permitted, at all times, to use portions of the Common Areas, labeled and depicted as "Tenant's Loading Areas" on Exhibit "A", as necessary, for making deliveries of merchandise, storing shopping carts, operating vending machines and otherwise as necessary for the smooth and ordinary operation of its business. Subject to the provisions of Section 6.05, as they apply to alterations, additions, and improvements of the Property, Tenant may change Tenant's Loading Areas to facilitate Tenant's receipt of merchandise and/or the storage/use of shopping carts, provided that Tenant obtains Landlord's prior written consent, which shall not be unreasonably withheld.

ARTICLE FIVE:	USE OF PROPERTY

Section 5.01.    Permitted Uses. Tenant may use the Property only for the purpose of conducting a general retail store (including, without limitation, beer and wine sales for off-site consumption and all other merchandise generally sold at Tenant's other locations), for business offices in connection therewith and such other uses related or incidental thereto, consistent with all laws, federal, state or local, and with any applicable regulation of any government body and for no other purpose during the term of the Lease. Landlord agrees to fully cooperate with Tenant in obtaining any desired permits from governmental agencies or approvals from other tenants of the Shopping Center concerning Tenant's use of the Property permitted or desired under this Lease, including, without limitation, a beer and wine sales permit for off-site consumption. Landlord shall indemnify and defend Tenant against any and all claims asserted by third parties claiming that Tenant's use infringes any rights to exclusivity which such third party may have in the Shopping Center. Tenant may use the Property for other purposes with Landlords written consent which shall not be unreasonably withheld. Nothing in this Article shall be construed as a covenant by Tenant of continuous operations. Landlord represents and warrants to Tenant that Tenant may transfer its beer and wine license for its existing business at 12226 Carson Street, Hawaiian Gardens without violating laws of the City of Hawaiian Gardens or any entity associated therewith. Notwithstanding the prior sentence, Tenant shall not sell any alcoholic beverages unless permitted to do so by the California Department of Alcoholic Beverage Control, or such other party which may have jurisdiction thereon.

Section 5.02.    Manner of Use. Tenant shall not cause or permit the Property to be used in any way which constitutes a violation of any law, ordinance, or governmental regulation or order, which annoys or interferes with the rights of tenants of the Shopping Center, or which constitutes a nuisance or waste. Tenant shall obtain and pay for all permits required for Tenant's occupancy of the Property and shall promptly take all actions necessary to comply with all applicable statutes, ordinances, rules, regulations, orders and requirements regulating the use by Tenant of the Property. Notwithstanding any other provision of this Lease, if at any time during the Lease Term either the Property or the Shopping Center is not in conformity with any present or future law or regulation relating to the use, occupation or reconstruction thereof (including, without limitation, the Americans with Disabilities Act, earthquake safety codes, fire sprinkler codes, and laws governing the presence of regulated or hazardous substances (such as asbestos) incorporated into the Property (which were not placed there by Tenant)) or is subject to any order of any governmental agency ordering any rebuilding, alteration or repair thereof, Landlord shall immediately at its own cost and expense, and without any right of reimbursement from Tenant (unless the work is required because of Tenant's particular use of the Property or the Lease has been terminated under any provision of this Lease), effect such alterations and repairs to the Property or the Shopping Center as may be necessary to comply with such laws, regulations, orders or requirements. All such alterations and repairs, if made to the Property, shall be made in accordance with the plans and specifications approved in writing by Tenant.

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The Gardens Center, Hawaiian Gardens, CA

Section 5.03    Signs. Tenant shall have the right to place such signs on the exterior of the Property as Tenant may desire; provided that such signs comply with applicable laws. Tenant shall have the right to use and modify any sign area used by any prior tenant of the Property, whether such sign area is located on the Property, within the Common Areas, or elsewhere in the Shopping Center. Tenant shall also have the right to modify existing monument signage or add additional monument signage in the Common Area or elsewhere in the Shopping Center, subject only to applicable governmental approvals and any existing written obligations of Landlord to existing tenants of the Shopping Center. Landlord represents to Tenant that Landlord has disclosed to Tenant in writing the relevant details of all such obligations. Landlord shall use its best efforts to obtain any required approvals from the other tenants of the Shopping Center and applicable governmental agencies in connection with any signs desired to be installed by Tenant. For a period of time 60 days following the end of the Lease term, Tenant shall be permitted to place two signs not to exceed 24 inches by 36 inches in size, in prominent places visible from the exterior of the premises informing the public of Tenant's relocation and other similar information. Landlord shall cooperate with Tenant to obtain the best possible signage in Tenant's judgement. Landlord shall seek the cooperation of the City of Hawaiian Gardens and any entity affiliated therewith to obtain Tenant's maximum desired signage.

Section 5.04.    Indemnity. Except for losses, damages and claims arising out of the acts or omissions of Landlord or Landlord's agents, contractors and employees, Tenant shall indemnify Landlord against and hold Landlord harmless from any and all costs, claims or liability arising from: (a) Tenant's use of the Property; (b) the conduct of Tenant's business or anything else done or permitted by Tenant to be done in or about the Property, (c) any breach or default in the performance of Tenant's obligations under this Lease; or (d) any misrepresentation or breach of warranty by Tenant under this Lease. Tenant shall defend Landlord against any such cost, claim or liability at Tenant's expense with counsel reasonably acceptable to Landlord.

Section 5.05.    Landlord's Access. Landlord or its agents may enter the Property at reasonable times to inspect the Property; or for any other purpose Landlord deems reasonably necessary. Landlord shall give Tenant prior notice of such entry, except in the case of an emergency.

Section 5.06.    Quiet Possession. So long as Tenant is not in default under this Lease, Tenant may occupy and enjoy the Property for the full Lease Term, subject to the provisions of this Lease.

ARTICLE SIX:	CONDITION OF PROPERTY; MAINTENANCE, REPAIRS AND ALTERATIONS
Section 6.01.    Condition of Property. Landlord shall deliver the Property to Tenant in a clean and good condition and with Landlord's Work as set forth in Section 3.06 and Exhibit "B" complete on the Commencement Date. Landlord warrants to Tenant to the best of Landlord's actual knowledge and without any special inquiry or investigation, that the Property, in the state existing on the Commencement Date, but without regard to alterations or improvements made by Tenant or the use for which Tenant will occupy the Property, does not violate any covenants or restrictions of record, or any applicable building or other code, regulation or ordinance in effect on the Commencement Date. In the event it is determined that any of the foregoing covenants or warranties have been violated, then it shall be the obligation of Landlord, after written notice from Tenant, to promptly, at Landlord's sole cost and expense, rectify any such violation.

Section 6.02.    Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, business (or any loss of income therefrom), goods, wares or property of Tenant, Tenant's employees, invitee, clients, customers or any other person in or about the Property, whether such damage or injury is caused by or results from: (a) theft, fire, steam, electricity, water, gas or rain, (b) the breakage, leakage, obstruction or other defects of pipes, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures or any other cause, (c) conditions arising in or about the Property or upon other portions of the Shopping Center, or from other sources or places or from new construction or repair of the Property or the Shopping Center, or (d) any act or omission of any other tenant of the Shopping Center; except for damage or injury caused by or resulting from Landlord's (or its agents or contractor's) gross negligence or willful misconduct or Landlord's failure to perform its obligations under this Lease.

Section 6.03.    Landlord's Obligations. Except as provided in Article Seven (Damage or Destruction) and Article Eight (Condemnation), Landlord, at its sole cost and expense, shall keep the roof, foundations, exterior walls (except for painting thereof), and sidewalks of the Property in good order, condition and repair. Landlord shall make repairs under this Section 6.03 within a reasonable time after receipt of written notice from Tenant of the need for such repairs. Landlord represents and warrants to Tenant that, on the Commencement Date, the heating, ventilation, air conditioning, electrical, plumbing and other systems contained within or servicing the Property shall be in good working condition and repair.

Section 6.04.    Tenant's Obligations.
(a)    Except as provided in Section 5.02, Section 6.03, Article Seven (Damage or Destruction) and Article Eight (Condemnation), Tenant shall keep all portions of the Property (excepting foundations, exterior walls, roofs and sidewalks) in good order, condition and repair (including interior repainting and refinishing, as needed). If any portion of the Property which Tenant is obligated to repair cannot be fully repaired or restored, Tenant shall promptly replace such portion of the Property, regardless of whether the benefit of such replacement extends beyond the Lease Term; but if the benefit or useful life of such replacement extends beyond the remaining Lease Term (as such term may be extended by exercise of any options), the cost of such replacement shall be amortized over its useful life, and Tenant shall be liable only for that portion of the amortized cost which is applicable to the remaining Lease Term (as extended).
(b)    Tenant shall fulfill all of Tenant's obligations under this Section 6.04, except as otherwise provided, at Tenant's expense. If Tenant fails to maintain, repair or replace the Property as required by this Section 6.04, Landlord may, upon ten (10) days' prior notice to Tenant (except that no notice shall be required in the case of an emergency), enter the Property and perform such maintenance or repair (including replacement, as needed) on behalf of Tenant. In such case, Tenant shall reimburse Landlord for costs incurred in performing such maintenance or repair for which Tenant is responsible immediately upon demand.

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The Gardens Center, Hawaiian Gardens, CA

Section 6.05.    Alterations, Additions, and Improvements. (a) Tenant shall not make any alterations, additions, or improvements to the Property without Landlord's prior written consent, except for non-structural alterations which do not exceed Ten Thousand Dollars ($10,000.00) in cost cumulatively over the Lease Term. Landlord may require Tenant to provide demolition and/or lien and completion bonds in form and amount satisfactory to Landlord. Tenant shall promptly remove any alterations, additions, or improvements constructed in violation of this Section 6.05(a) upon Landlord's written request and restore such portions of the Property to their condition immediately prior to Tenant's construction of such alterations, additions, or improvements. All alterations, additions, and improvements shall be done in a good and workmanlike manner, in conformity with all applicable laws and regulations, and by a contractor approved by Landlord. Upon completion of any such work, Tenant shall provide Landlord with "as built" plans, copies of all construction contracts, and proof of payment for all labor and materials, to the extent that the same are available to Tenant.
(b)    Tenant shall pay when due all claims for labor and material furnished to the Property. Tenant shall give Landlord at least twenty (20) days' prior written notice of the commencement of any work on the Property, regardless of whether Landlord's consent to such work is required. Landlord may elect to record and post notices of non-responsibility on the Property.

Section 6.06.    Condition upon Termination. Upon the termination of the Lease, Tenant shall surrender the Property to Landlord, broom clean and in the same condition as received except for ordinary wear and tear which Tenant was not otherwise obligated to remedy under any provision of this Lease. However, Tenant shall not be obligated to repair any damage which Landlord is required to repair under Article Seven or elsewhere under this Lease. In addition, Landlord may require Tenant to remove any of Tenant's alterations, additions or improvements (whether or not made with Landlord's consent) prior to the expiration of the Lease and to restore the Property to its prior condition, all at Tenant's expense. All alterations, additions and improvements which Landlord has not required Tenant to remove shall become Landlord's property and shall be surrendered to Landlord upon the expiration or earlier termination of the Lease, except that Tenant may remove any of Tenant's trade fixtures, machinery or equipment. Tenant shall repair, at Tenant's expense, any damage to the Property caused by the removal of any such trade fixtures, machinery or equipment. If any alteration, addition or improvement made by Tenant shall not be in the condition required above for surrender, then Tenant may, at Tenant's option, either restore such alteration, addition, or improvement to the required condition or remove or restore such affected portion of the Property to its condition immediately prior to such alteration, addition, or improvement.

ARTICLE SEVEN:	DAMAGE OR DESTRUCTION

Section 7.01.    Partial Damage to Property.
(a)    Tenant shall notify Landlord in writing immediately upon the occurrence of any damage to the Property. If the Property is only partially damaged (i.e., less than fifty percent (50%) of the Property is untenantable as a result of such damage and less than fifty percent (50%) of Tenant's operations are materially impaired) and if the proceeds received by Landlord from the insurance policies described in Section 4.04(b) are sufficient to pay for the necessary repairs, this Lease shall remain in effect and Landlord shall repair the damage as soon as reasonably possible. Landlord may elect (but is not required) to repair any damage to Tenant's fixtures, equipment, or improvements.
(b)    If the insurance proceeds received by Landlord are not sufficient to pay the entire cost of repair, or if the cause of the damage is not covered by the insurance policies which Landlord maintains under Section 4.04(b), Landlord may elect either to (i) repair the damage as soon as reasonably possible, in which case this Lease shall remain in full force and effect, or (ii) terminate this Lease as of the date the damage occurred. Landlord shall notify Tenant within thirty (30) days after receipt of notice of the occurrence of the damage whether Landlord elects to repair the damage or terminate the Lease. If Landlord elects to terminate this Lease, Tenant may elect to continue this Lease in full force and effect, in which case Tenant shall repair any damage to the Property and any building in which the Property is located. Tenant shall pay the cost of such repairs, except that upon satisfactory completion of such repairs, Landlord shall deliver to Tenant any insurance proceeds received by Landlord for the damage repaired by Tenant. Tenant shall give Landlord written notice of such election within ten (10) days after receiving Landlord's termination notice, and in such event Landlord shall have no responsibility to repair or replace Tenant's trade fixtures, inventory, or other personal property, all of which shall be Tenant's responsibility to handle as Tenant determines in Tenant's sole discretion.
(c)    If the damage to the Property occurs during the last six (6) months of the Lease Term and such damage will require more than thirty (30) days to repair, either Landlord or Tenant may elect to terminate this Lease as of the date the damage occurred, regardless of the sufficiency of any insurance proceeds. The party electing to terminate this Lease shall give written notification to the other party of such election within thirty (30) days after Tenant's notice to Landlord of the occurrence of the damage.

Section 7.02.    Substantial or Total Destruction. If the Property is substantially or totally destroyed by any cause whatsoever (i.e., the damage to the Property is greater than partial damage as described in Section 7.02), and regardless of whether Landlord receives any insurance proceeds, this Lease shall terminate as of the date the destruction occurred. Notwithstanding the preceding sentence, if the Property can be rebuilt within six (6) months after the date of destruction, Landlord may elect to rebuild the Property at Landlord's own expense, in which case this Lease shall remain in full force and effect. Landlord shall notify Tenant of such election within thirty (30) days after Tenant's notice of the occurrence of total or substantial destruction. If Landlord so elects, Landlord shall rebuild the Property at Landlord's sole expense.

Section 7.03.    Temporary Reduction of Rent. If the Property is destroyed or damaged and Landlord or Tenant repairs or restores the Property pursuant to the provisions of this Article Seven, any rent payable during the period of such damage, repair and/or restoration shall be reduced according to the degree, if any, to which Tenant's use of the Property is impaired.

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The Gardens Center, Hawaiian Gardens, CA

ARTICLE EIGHT:	CONDEMNATION
Section 8.01.    If all or any portion of the Property is taken under the power of eminent domain or sold under the threat of that power (all of which are called "Condemnation"), this Lease shall terminate as to the part taken or sold on the date the condemning authority takes title or possession, whichever occurs first. If more than twenty percent (20%) of the floor area of the building in which the Property is located, or which is located on the Property, is taken, either Landlord or Tenant may terminate this Lease as of the date the condemning authority takes title or possession, by delivering written notice to the other within ten (10) days after receipt of written notice of such taking (or in the absence of such notice, within ten (10) days after the condemning authority takes title or possession). If neither Landlord nor Tenant terminates this Lease, this Lease shall remain in effect as to the portion of the Property not taken, except that the Base Rent and Additional Rent shall be reduced in proportion to the reduction in the floor area of the Property. Any award for the taking of all or any part of the Property or the Shopping Center under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord; provided, however, that Tenant shall be entitled to any award for (i) loss of or damage to Tenant's trade fixtures, personal property and tenant improvements that have been paid for by Tenant and (ii) the value of the leasehold estate (i.e., the leasehold bonus value). Landlord shall have no obligation to assist (provide counsel) Tenant in obtaining any such award. In the event that this Lease is not terminated by reason of such condemnation, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Property caused by such condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority.

ARTICLE NINE:	ASSIGNMENT AND SUBLETTING

Section 9.01.    Landlord's Consent Required. No portion of the Property or of Tenant's interest in this Lease may be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord's prior written consent, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, assignment or subletting of the Property to an entity, which controls or is controlled by or is under common control with Tenant, or to any affiliate resulting from the merger or consolidation with Tenant, or to any person or entity which acquires all the assets of Tenant as a going concern of the business that is being conducted on the Property, shall not require Landlord's consent. Landlord's consent to an assignment or subletting shall not be deemed consent to a subsequent assignment or subletting.

ARTICLE TEN:	DEFAULTS; REMEDIES

Section 10.01.    Covenants and Conditions. Tenant's performance of each of Tenant's obligations under this Lease is a condition as well as a covenant. Tenant's right to continue in possession of the Property is conditioned upon such performance.

Section 10.02.    Defaults. Tenant shall be in material default under this Lease:
(a)    If Tenant abandons the Property or if Tenant's vacation of the Property results in the cancellation of any insurance described in Section 4.04;
(b)    If Tenant fails to pay rent or any other charge due within five (5) days following written notice from Landlord that such sum is due;
(c)    If Tenant fails to perform any of Tenant's non-monetary obligations under this Lease for a period of thirty (30) days after written notice from Landlord; provided that if more than thirty (30) days are required to complete such performance, Tenant shall not be in default if Tenant commences such performance within the thirty (30)-day period and thereafter diligently pursues its completion. The notice required by this Section is intended to satisfy any and all notice requirements imposed by law on Landlord and is not in addition to any such requirement.
(d)    (i) If Tenant makes a general assignment or general arrangement for the benefit of creditors; (ii) if a petition for adjudication of bankruptcy or for reorganization or rearrangement is filed by or against Tenant and is not dismissed within thirty (30) days; (iii) if a trustee or receiver is appointed to take possession of substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease and possession is not restored to Tenant within thirty (30) days; or (iv) if substantially all of Tenant's assets located at the Property or of Tenant's interest in this Lease is subjected to attachment, execution or other judicial seizure which is not discharged within thirty (30) days. If a court of competent jurisdiction determines that any of the acts described in this subparagraph (d) is not a default under this Lease, and a trustee is appointed to take possession (or if Tenant remains a debtor in possession) and such trustee or Tenant transfers Tenant's interest hereunder, then Landlord shall receive, as Additional Rent, the excess, if any, of the rent (or any other consideration) paid in connection with such assignment or sublease over the rent payable by Tenant under this Lease.

Section 10.03.    Remedies. On the occurrence of any material default by Tenant, Landlord may, at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have:
(a)    Terminate Tenant's right to possession of the Property by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Property to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant's default, including (i) the worth at the time of the award of the unpaid Base Rent, Additional Rent and other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by which the unpaid Base Rent, Additional Rent and other charges which Tenant would have paid for the balance of the Lease term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Property after such default, the cost of recovering possession of the Property, expenses of reletting, including necessary renovation or alteration of the Property, Landlord's reasonable attorneys' fees incurred in connection therewith, and any real estate commission paid or payable. As used in subparts (i) and (ii) above, the "worth at the time of the award" is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the "worth at the time of the award" is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). If Tenant has abandoned the Property, Landlord shall have the option of (i) retaking possession of the Property and recovering from Tenant the amount specified in this Section 10.03(a), or (ii) proceeding under Section 10.03(b);

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(b)    Maintain Tenant's right to possession, in which case this Lease shall continue in effect whether or not Tenant has abandoned the Property. In such event, Landlord shall be entitled to enforce all of Landlord's rights and remedies under this Lease, including the right to recover the rent as it becomes due; and/or
(c)    Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Property is located.

Section 10.04.    Automatic Termination. Notwithstanding any other term or provision hereof to the contrary, the Lease shall terminate on the occurrence of any act which affirms the Landlord's intention to terminate the Lease as provided in Section 10.03 hereof, including the filing of an unlawful detainer action against Tenant. On such termination, Landlord's damages for default shall include all costs and fees, including reasonable attorney's fees that Landlord incurs in connection with the filing, commencement, pursuing and/or defending of any action in any bankruptcy court or other court with respect to the Lease; the obtaining of relief from any stay in bankruptcy restraining any action to evict Tenant; or the pursuing of any action with respect to Landlord's right to possession of the Property. All such damages suffered (apart from Base Rent and other rent payable hereunder) shall constitute pecuniary damages which must be reimbursed to Landlord prior to the assumption of the Lease by Tenant or any successor to Tenant in any bankruptcy or other proceeding.

Section 10.05.    Cumulative remedies. Landlord's exercise of any right or remedy shall not prevent it from exercising any other right or remedy.

ARTICLE ELEVEN:	PROTECTION OF LENDERS

Section 11.01.    Subordination. Landlord shall have the right to subordinate this Lease to any ground lease, deed of trust or mortgage encumbering the Property, any advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded; provided that the holder of such encumbrance enters into a commercially reasonable non-disturbance agreement with Tenant. Tenant shall cooperate with Landlord and any lender which is acquiring a security interest in the Property or the Lease. Tenant shall execute such further documents and assurances as such lender may require, provided that Tenant's obligations under this Lease shall not be increased in any material way (the performance of ministerial acts shall not be deemed material), and Tenant shall not be deprived of its rights under this Lease. Tenant's right to quiet possession of the Property during the Lease term shall not be disturbed if the Tenant pays rent and performs all of Tenant's obligations under this Lease and is not otherwise in default. Landlord shall, promptly following execution of this Lease, use its reasonable best efforts to cause any holder of an existing ground lease, deed of trust or mortgage encumbering the Property or the Shopping Center to enter into a commercially reasonable non-disturbance agreement with Tenant.

Section 11.02.    Attornment. If Landlord's interest in the Property is acquired by any ground lessor, beneficiary under a deed of trust, mortgagee, or purchaser at a foreclosure sale, Tenant shall attorn to the transferee of or successor to Landlord's interest in the Property and recognize such transferee or successor as Landlord under this Lease. Tenant waives the protection of any statute or rule of law which gives or purports to give Tenant any right to terminate this Lease or surrender possession of the Property upon the transfer of Landlord's interest.

Section 11.03.    Signing of Documents. Tenant shall sign and deliver any instrument or documents necessary or appropriate to evidence any such attornment or subordination or agreement to do so. If Tenant fails to do so within ten (10) days after written request, Tenant hereby makes, constitutes and irrevocably appoints Landlord, or any transferee or successor of Landlord, the attorney-in-fact of Tenant to execute and deliver any such instrument or document.

Section 11.04.    Estoppel certificates. Upon Landlord's written request, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how they have been changed); (ii) that this Lease has not been cancelled or terminated; (iii) the last date of payment of the Base Rent and other charges and the time period covered by such payment; (iv) that Landlord is not in default under this Lease (or, if Landlord is claimed to be in default, stating why) ; and (v) that Tenant has accepted possession of the Property and the Lease is in full force and effect. Tenant shall deliver such statement to Landlord within ten (10) days after Landlord's request. Landlord may give any such statement by Tenant to any prospective purchaser or encumbrancer of the Property. Such purchaser or encumbrancer may rely conclusively upon such statement as true and correct.

ARTICLE TWELVE: LEGAL COSTS

Section 12.01    Legal Proceedings. If Tenant or Landlord shall be in breach or default under this Lease, such party (the "Defaulting Party") shall reimburse the other party (the "Non-defaulting Party") upon demand for any costs or expenses that the Non-defaulting Party reasonably incurs in connection with any breach or default of the Defaulting Party under this Lease, whether or not suit is commenced or judgment entered. Such costs shall include actual legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, if any action for breach of or to enforce the provisions of this Lease is commenced, the court in such action shall award to the party in whose favor a judgment is entered, a reasonable sum as attorneys' fees and costs. The losing party in such action shall pay such attorneys' fees and costs.

ARTICLE THIRTEEN: MISCELLANEOUS PROVISIONS

Section 13.01.    Non-Discrimination. Tenant promises, and it is a condition to the continuance of this Lease, that there will be no discrimination against, or segregation of, any person or group of persons on the basis of race, color, sex, creed, national origin or ancestry in the leasing, subleasing, transferring, occupancy, tenure or use of the Property or any portion thereof.

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The Gardens Center, Hawaiian Gardens, CA

Section 13.02.    Severability. A determination by a court of competent jurisdiction that any provision of this Lease or any part thereof is illegal or unenforceable shall not cancel or invalidate the remainder of such provision or this Lease, which shall remain in full force and effect.

Section 13.03.    Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not a part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular shall include the plural the plural shall include the singular. The masculine, feminine and neuter genders shall each include the other. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

Section 13.04.    Incorporation of Prior Agreements; Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Property and no other agreements are effective. All amendments to this Lease shall be in writing and signed by all parties. Any other attempted amendment shall be void.

Section 13.05.    Notices. All notices required or permitted under this Lease shall be in writing and shall be personally delivered or sent by certified mail, return receipt requested, postage prepaid. Notices to Tenant shall be delivered to the address specified in Section 1.02 above. Notices to Landlord shall be delivered to the address specified in Section 1.01 above. All notices shall be effective upon delivery. Either party may change its notice address upon written notice to the other party.

Section 13.06.    Waivers. All waivers must be in writing and signed by the waiving party. Landlord's failure to enforce any provision of this Lease or its acceptance of rent shall not be a waiver and shall not prevent Landlord from enforcing that provision or any other provision of this Lease in the future.

Section 13.07.    No Recordation. Neither party shall record this Lease without prior written consent from the other party. However, either Landlord or Tenant may require that a "Short Form" memorandum of this Lease executed by both parties be recorded. The party requiring such recording shall pay all transfer taxes and recording fees.

Section 13.08.    Binding Effect; Choice of Law. This Lease binds and inures to the benefit of any party who legally acquires any rights or interest in this Lease from Landlord or Tenant. However, Landlord shall have no obligation to Tenant's successor unless the rights or interests of Tenant's successor are properly acquired in accordance with the terms of this Lease. The laws of the state in which the Property is located shall govern this Lease.

Section 13.09.    CorporateAuthority; Partnership Authority. If Landlord or Tenant is a corporation, each person signing this Lease on behalf of such party represents and warrants that he has full authority to do so and that this Lease binds the corporation. If Landlord or Tenant is a partnership, each person or entity signing this Lease for such party represents and warrants that he or it is a general partner of the partnership, that he or it has full authority to sign for the partnership and that this Lease binds the partnership and all general partners of the partnership.

Section 13.10.    Execution of Lease. This Lease may be executed in counterparts and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

Section 13.11.    Survival. All representations and warranties of Landlord and Tenant shall survive the termination of this Lease.

Section 13.12.    Confidentiality. The parties hereto shall keep this Lease and all documents delivered pursuant to this Lease strictly confidential, except as necessary for bona fide lenders, prospective purchasers, or to governmental entities.

Section 13.13.    Right of First Refusal. Should Landlord receive a bonafide offer to purchase the Property or any portion of the Shopping Center with commercially reasonable terms and conditions that Landlord is willing to accept at any time during the Lease Term, Landlord shall so notify Tenant in writing and provide Tenant with a copy of the offer or an appropriate written description of the offer, and if Tenant do desires, Tenant may elect to purchase the Property or applicable portion of the Shopping Center under the same terms and conditions as the offer. If Tenant does not notify Landlord of its election to purchase the Property or portion of the Shopping Center within ten (10) working days after Tenant's receipt of Landlord's notice, then Landlord shall have no further obligation to sell to Tenant. If Landlord does not consummate any such sale, or after the consummation of any such sale, then any subsequent offers shall also me subject to this Section 13.13.

Section 13.14.    Consent. All requests for consent or approval required or permitted under this Lease shall be made in writing and in reasonable detail and otherwise in the manner required for notices hereunder. No such requests for consent or approval shall be unreasonably refused or delayed. Any refusal of any such request for consent or approval shall also be made in writing and otherwise in the manner required for notices hereunder and shall identify, in reasonable detail, the reasons for such refusal. Without affecting the generality of this Section 13.14, unless otherwise specifically stated in this Lease, if any such request for consent or approval shall not be refused within ten (10) days after the making thereof, then a second request for consent may then be made, and if such second request for consent or approval shall not be refused within ten (10) days after the making of such request, then such consent or approval shall be deemed granted.

Section 13.15.    Brokers. Each of the parties represents and warrants to the other that it has dealt with no broker, other than as set forth in Section 1.08, in connection with this Lease, and, insofar as it knows, no other broker or other person is entitled to any commission or fee in connection with this Lease. Landlord represents and warrants to Tenant that Tenant shall have no responsibility regarding any agreement made between Landlord and any broker and that Tenant shall have no responsibility for the payment of any commission or fee. Each of the parties hereby indemnifies the other against any commission or fee such indemnifying party may have incurred in connection with this Lease.

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The Gardens Center, Hawaiian Gardens, CA

Section 13.16.    Police Substation. Tenant is aware that a portion of the Shopping Center is to be used as a police substation. Tenant understands that such use may not provide as much commercial traffic to the Shopping Center as a retail or other commercial use. Providing that such use does not violate other terms of this Lease, Tenant hereby consents to such use in the Shopping Center.

ADDITIONAL PROVISIONS MAY BE SET FORTH IN A RIDER OR RIDERS ATTACHED HERETO. IF ADDITIONAL PROVISIONS ARE TO BE INSERTED, PLEASE CHECK BELOW.

(     )         Rider Attached

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease effective as of the date first written above, and have initialed all Riders which are attached to or incorporated by reference in this Lease.

“LANDLORD”:	Hawaiian Gardens Redevelopment Agency,
A California Governmental Entity

	By:	/s/ Nelson Oliva
Nelson Oliva, Executive Director
“TENANT”:	99c ONLY STORES
A California Corporation

	By:	/s/ Dave Gold
Dave Gold, President

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The Gardens Center, Hawaiian Gardens, CA

[Missing Graphic Image]  pic.jpg

99 ¢ Only Stores® #46	Initials _____
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The Gardens Center, Hawaiian Gardens, CA

EXHIBIT "B"

Work Letter

Details of
Tenant's Work
and
 Landlord's Work

[TO BE INSERTED AS SET FORTH IN LETTER DATED FEBRUARY 8, 1995]

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The Gardens Center, Hawaiian Gardens, CA

EXHIBIT "B"
Work Letter

A.    Tenant's Work:
Tenant's work may include the following:
Installing new floor covering.
Adding, removing, or altering lighting.
Installing cardboard baler.
Installing alarm, phone, and PA systems.
Installing fixtures, equipment, and inventory.
Demolition of interior walls.
Building new partition walls.
Interior signage.
Modifying storefront glass.
Installing automatic door(s).
Installing window displays.
Modifying, removing, adding drop ceiling.
Installing drinking fountain and mop sink.
Neon lights on front of building.
Interior patching.
Interior painting.
Any other work deemed reasonably necessary by Tenant for Tenant's use.

B.    Landlord's work:

Landlord's work shall include the following, which shall be completed prior to the Delivery Date:

Landlord shall deliver the Property to Tenant in broom clean and good condition, free of environmental hazards and in compliance with law. The major systems shall be provided in good working order and of sufficient capacity for the building and Tenant's use. These systems shall include, but not be limited to, the roof, building structure, main electrical (800 Amps), plumbing, HVAC (40 tons), and sewer service. The building shall also be provided with 2 handicap bathrooms to Health Department Codes, The floor slab shall be substantially smooth and level for Tenant's installation of vinyl floor tile. (Tenant shall be responsible for removing existing floor coverings if Tenant so desires).

Loading facilities shall be created for Tenant's regular deliveries via 45 and 48 foot semi-trucks and shall include:

One 10 foot by 12 foot commercial grade roll up door at rear of building.

Gradually sloped ramp/driveway from loading door to street.

Loading zone.

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AU ZONE INVESTMENTS #2 LP
4000 East Union Pacific Ave.
Commerce, CA 90023
(213) 881-9914 (Office) / (213) 980-8160 (Fax)

April 15, 1998

Ms. Linda Giunta Michaelson, Esq.
TROOP MEISINGER STEUBER & PASICH, LLP
10940 Wilshire Boulevard, Sixth Floor
Los Angeles, California 90024

VIA FAX @ U.S. MAIL

RE:	99¢ Only Stores #46
12125 Carson Street, Hawaiian Gardens, CA
Lease Assignment

Dear Linda:

Enclosed please find the following:

1)	Grant Deed recorded March 21, 1997 whereby The Hawaiian Gardens Redevelopment Agency granted the Hawaiian Gardens shopping center to Au Zone Investments #2, L.P.

2)	Assignment of Leases dated March 5, 1997 from Hawaiian Gardens Redevelopment Agency assigned all leases for the shopping center to Au Zone Investments #2, L.P.

3)	Letter dated March 21, 1997 from Hawaiian Gardens Redevelopment Agency confirming sale and assignment.

We have searched our files, and the above are the best confirmation of the assignment that we have found. I understand that this copy of the assignment is not executed by Au Zone Investments #2, L.P. However, I believe that this assignment (or one very similar thereto) was executed by Au Zone Investments #2, L.P. The enclosed Grant Deed and letter from the seller should hopefully (along with the assignment) provide you with all the needed information.

Please contact me with any questions at my direct line (213) 881-9914.

Sincerely,

Au Zone Investments #2, L.P.

/s/Jeff Gold

Jeff Gold

[Missing Graphic Image] deed.jpg

Exhibit "A"

PARCEL A:

PARCELS 2 TO 6 OF PARCEL MAP NO. 19227, IN THE CITY OF HAWAIIAN GARDENS, AS PER MAP FILED IN BOOK 225 PAGES 80 TO 82 INCLUSIVE OF PARCEL MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

EXCEPT FROM THAT PORTION WITHIN THE WEST HALF OF THE SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 7, TOWNSHIP 4 SOUTH, RANGE 11 WEST, SAN BERNARDINO MERIDIAN, ONE-SIXTH (1/6TH) OF ALL OIL, GAS, ASPHALTUM AND OTHER HYDROCARBON SUBSTANCES IN AND UNDER SAID LAND, AS RESERVED IN THE DEED FROM THE BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, RECORDED JANUARY 27, 1938 IN BOOK 15545 PAGE 202 OFFICIAL RECORDS.

ALSO EXCEPT ONE-THIRD OF ALL OIL AND MINERAL RIGHTS AS RESERVED BY ABRAM VAN AALST AND ALICE M. VAN AALST. IN DEED DATED MARCH 6, 1947 AND RECORDED IN BOOK 24416 PAGE 146 OFFICIAL RECORDS, IN AND TO THAT PORTION OF THE SOUTHEAST QUARTER OF THE SOUTHWEST QUARTER OF SECTION 7, TOWNSHIP 4 SOUTH, RANGE 11 WEST, IN THE RANCHO LOS COYOTES, AS PER MAP RECORDED IN BOOK 7425 PAGES 20 AND 21 OF OFFICIAL RECORDS, DESCRIBED AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE NORTHERLY LINE OF CARSON STREET, 100 FEET WIDE AS SHOWN ON COUNTY SURVEYOR'S MAP NO. B-1259 ON FILE IN THE OFFICE OF THE COUNTY SURVEYOR OF SAID COUNTY, WITH THE WESTERLY LINE OF TRACT 5206, AS PER MAP RECORDED IN BOOK 100 PAGE 27 OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY; THENCE ALONG SAID NORTHERLY LINE OF CARSON STREET, SOUTH 89° 54' 37" WEST 88.00 FEET TO THE TRUE POINT OF BEGINNING; THENCE NORTH 00° 15' 20" WEST 170.00 FEET; THENCE SOUTH 89° 54' 37" WEST 64.00 FEET; THENCE SOUTH 00" 15' 20" EAST 170.00 FEET TO SAID NORTHERLY LINE OF CARSON STREET; THENCE NORTH 89 54' 37" EAST 64.00 FEET TO THE TRUE POINT OF BEGINNING.

PARCEL B:

NON-EXCLUSIVE EASEMENTS FOR (I) ACCESS, INGRESS AND EGRESS, BY PEDESTRIAN AND VEHICULAR TRAFFIC, TO, FROM AND BETWEEN PARCEL A AND ANY PUBLIC OR PRIVATE THOROUGHFARES ADJACENT TO PARCEL B, OVER AND UPON THE PARKING AREAS, SIDEWALKS, WALKWAYS AND ROADWAYS, INCLUDING ALL INTERIOR CIRCULATION ROADWAYS, IF ANY, CONSTITUTING PARCEL B AND (II) TO PARK AUTOMOBILE AND OTHER VEHICLES IN AND ON ALL SPACE LOCATED ON PARCEL B DESIGNATED TO ACCOMMODATE THE PARKING OF AUTOMOBILES AND OTHER VEHICLES SET FORTH AND DEFINED IN A DOCUMENT ENTITLED 'RECIPROCAL EASEMENT AGREEMENT AND COVENANTS,' RECORDED ON JANUARY 22, 1988 AS INSTRUMENT NO. 88-91994, OVER THOSE PORTIONS OF LAND THEREIN DESCRIBED AND AS AMENDED BY "AMENDMENT NO. 1 TO RECIPROCAL EASEMENT AGREEMENT AND COVENANTS, RECORDED ON MAY 16, 1988 AS INSTRUMENT NO. 88-780511, AND AS AMENDED BY 'AMENDMENT NO. 2 TO RECIPROCAL EASEMENT AGREEMENT AND COVENANTS' RECORDED ON JANUARY 24, 1989 AS INSTRUMENT NO. 89-120197.

97 435339

ASSIGNMENT OF LEASES

THIS ASSIGNMENT OF LEASES ("Assignment") is made as of March 5, 1997, by and between The Hawaiian Gardens Redevelopment Agency ("Assignor")/ and Au Zone Investments #2, L.P., a California limited partnership ("Assignee").

R  E  C  I  T  A  L  S:

A.      Concurrently with the delivery of this Assignment, Assignor has conveyed to Assignee and Assignee has acquired from Assignor a fee simple estate in and to certain real property located in Orange, California, more particularly described in Exhibit "A" attached hereto (the "Real Property") pursuant to that certain Purchase and Sale Agreement and Escrow Instructions dated January 2, 1997 (the "Purchase Agreement").

B.       Pursuant to the Purchase Agreement, Assignor is to assign to Assignee and Assignee is to assume certain rights and obligations under those certain leases affecting the Property as amended or modified (collectively, the "Leases"), which Leases are more particularly described in Exhibit "B" attached hereto and incorporated herein by this reference.

NOW, THEREFORE, Assignor and Assignee agree as follows:

ARTICLE I

ASSIGNMENT OF LEASES

1.1  Assignment. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to all Leases affecting the Property as of the Effective Date (hereafter defined).

1.2  Assumption. Assignee hereby accepts the foregoing assignment, assumes the Leases for the benefit of Assignor and the lessees thereunder, and agrees to timely keep, perform and discharge all of the obligations of the lessor under the Leases that accrue from and after the Effective Date hereof.

1.3  Indemnification. Assignee shall indemnify and defend Assignor against and hold Assignor harmless from all claims arising out of any failure of Assignee to so keep, perform and discharge all of the obligations of the lessor under the Leases that accrue from and after the Effective Date. Assignor shall indemnify and defend Assignee against and hold Assignee harmless from all claims arising out of any failure of Assignor to so keep, perform and discharge all of the obligations of the lessor under the Leases that accrue prior to the Effective Date.

1.4  Effective Date. The "Effective Dace" of this Assignment shall be the date that Assignee acquires the Real Property.

1.5  Consistency with Purchase Agreement. Nothing in this Assignment shall be construed to modify or limit any provisions of the Purchase Agreement and in the event of any inconsistency between this Assignment and the Purchase Agreement, the Purchase Agreement shall control.

ARTICLE II

MISCELLANEOUS

2.1  Attorneys' Fees. In the event of any litigation arising out of the subject matter of this Assignment, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

2.2  Inurement. This Assignment shall inure to the benefit of Assignor and Assignee, and their respective heirs, assigns and successors in interest.

2.3  Governing .Law. This Assignment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the day and year first above written.

The Hawaiian Gardens Redevelopment Agency
By:	/s/ Lupe Cabrera
Lupe Cabrera
Chairman of Redevelopment Agency
“Assignor”
Au Zone Investments #2, L.P.,
a California limited partnership
By:
Its:

GARDENS CENTER RENT ROLL
TENANT NAME/ADDRESS	UNIT	SQ. FT.	TERM. DATE	RENT/ CAM	ARREARS	REMAINING OPTIONS	DEPOSIT	ANNUAL RENT
Hawaiian Gardens PC	1-2	2,200	Annual	$1.00 YR/$0	- 0 -		- 0 -	$ 1
12101 Carson Street	3	1,010
KAY'S BEAUTY SALON 12107 Carson Street	4	696	12/5/99	$1,100/$0	- 0 -		$2,288	$ 13,200
Rental Commencement - Expected Date - May 30, 1997							$3,700
NEW LAUNDROMAT	5	1,120		CAM $840.00/mo (estimated)		(1) 5 YR	1st yr	$ 30,750
	6	1,120
12111, 13, 15	7	1,l20	2007				2nd yr	$ 42,222
Carson Street
Pending execution - Months 1 thru 9 = $2,278/nc - Months 10 thru 12 = $3,416/mo
TROPICAL FISH 12117, 19 Carson Street	8-9	2,240	12/31/99	$2,130		(1) 5 YR	$2,376	$25,200
DR. LEE'S CLINIC 12121 Carson Street	10	1,120	9/30/98	$1,411/$304	- 0 -		$1,344	$ 16,932
				Thru March 1997
99 CENT ONLY STORE	11	3,620	N/A	$9,000/$0	- 0 -	(1) 5 YR	$ 0	$108,000
12123, 25 Carson Street	12	11,673	N/A	same Thru March 1997
HKT PHARMACY CORP. 12127 Carson Street		1,120	1/31/98	$1,120/$280	- 0 -	(1) 2 YR	$1,300	$13,440
	PROJECTED OPENING - APRIL 97
KOREAN RESTAURANT 12129 Carson Street	* 14	1,400	02/14/2002	$l,540/$210	- 0 -		$1,750	$ 18,480
			Prorated Rent March '97
VACANT AND AVAILABLE 12133 Carson Street	15	2,100
VACANT AND AVAILABLE 12135 Carson Street	16	1,400

GARDENS CENTER RENT ROLL
TENANT NAME/ADDRESS	UNIT	SQ. FT.	TERM. DATE	RENT/CAM	ARREARS	REMAINING OPTIONS	DEPOSIT	ANNUAL RENT
DR. KIM DENTAL CLINIC 12137 Carson Street	17	1,120	5/15/98	$896/$224	- 0 -	(1) 10 YR	$1,120	$ 10,752
VACANT AND AVAILABLE 12139 Carson Street	18	1,040		$1040/$260	(EST.$.25/S.F./MO)
			KRAGEN'S - UNDER NEGOTIATICN
BLOCKBUSTER VIDEO * 12141 Carson Street	19	6,733	11/14/98	$11,488/$1,075	- 0 -		$ 0	$137,856
			KRAGEN’S - UNDER NEGOTATION
BANK OF AMERICA IE 155 Carson Street	20	5,005		$-0-/$699	- 0 -		$ 0	$
				Thru March 1997
EMILIOS BEVERAGE 12157 Carson Street	21	5,624	5/1/98	$5,624/$-0-	- 0 -	(6) 5 YR	$ 0	$ 67,488
				Thru March 1997
KENTUCKY FRIED CHICKEN 12161 Carson Street	22	3,100	11/1/2008	$3,000/$762	- 0 -	(3) 5 YR	$6,000	$ 36,000
				Thru March 1997
TSR PAGING 12177 Carson Street	23	900	3/5/99	$ 900/$225	- 0 -	(1) 3 YR	$900	$ 10,800
				Thru March 1597
TAX CONSULTANT 12175 Carson Street	24	788	1/28/99	$788/$197	$2,570		$788	$ 9,456
ALOHA SHOE REPAIR 12173 Carson Street	25	499	3/31/99	$573.85/$124.75	$1,498.75		$873.25	$ 6,885
LITTLE CEASARS PIZZA 12171 Carson Street	26	2,200	1/31/99	$1,560/$324	- 0 -	(1) 5 yr	$ 0	$ 18,720
				Thru March 1997

* New Business , prorat J Lease in Negotiationed month
# Lease in Negotiation

[Missing Graphic Image] city.jpg

March 21, 1997

99 Cent Only Store
12123 E. Carson
Hawaiian Gardens, CA 90716

RE:	NEW OWNERSHIP FOR THE GARDEN CENTER
RELATIVE TO 12101 - 12179 E. CARSON STREET HAWAIIAN GARDENS, CALIFORNIA

99 Cent Only Store:

As you know, the Hawaiian Gardens Community Redevelopment Agency has been in Escrow with the Gardens Shopping Center and this letter is to inform you the sale has been completed as of today. Therefore, beginning immediately, please forward all leasehold correspondence and your rental payments to:

AU ZONE INVESTMENTS #2, L.P.
C/0 LEE & ASSOCIATES
500 CITADEL DR., SUITE 140
COMMERCE, CALIFORNIA 90040
ATTN: PRYCILLA

Representatives from AU Zone Investments #2, L.P. will be in contact with you soon to introduce themselves personally. We are sure they are looking forward to a positive relationship; and we appreciate your patience during this transition.

Sincerely,

/s/ Leonard Chaidez
Executive Director

LC:nl

AU ZONE INVESTMENTS #2 LP
4000 East Union Pacific Avenue
Commerce, CA 90025
(213)831-9914 (Office)
(213)980-8160 (Fax)

FAX TRANSMITTAL SHEET

Date:	4-15-98	TO:	/s/ Linda G. Michaeleon
COMPANY:	Troop Meisinger, ...	FAX NUMBER:	(310) 443-8602
FROM:	/s/ Jeff Gold	PHONE:	(310) 443-7602
NUMBER OF PAGES	8	(excluding this sheet)

X	ORIGINAL TO FOLLOW BY MAIL
ORIGINAL WILL NOT FOLLOW

This message is intended only for the use of the individual or entity to which it is addressed and may contain information that is privileged, confidential and exempt from disclosure under applicable law. If the reader of this message is not the intended recipient or the employee or agent responsible for delivering the message to the intended recipient, you are hereby notified that any dissemination, distribution or copying of this communication is strictly prohibited. If you have received this communication in error, please notify us immediately by telephone, and return the original message to us at the above address via the US Postal Service. Thank you!

COMMENTS:

SHOULD YOU HAVE ANY QUESTIONS OR IF YOU DON'T RECEIVE ALL PAGES, PLEASE CONTACT BY PHONE LORI PASCH @ (213) 881-9913 OR JEFF GOLD @ (213) 881-9914OR BY FAX @ (213) 980-8160. THANK YOU!!!!!!

Missing Graphic logo.jpg	99¢ ONLY STORES
REAL ESTATE DEPARTMENT
4000 Union Pacific Avenue
City of Commerce, CA 90023
Phone (323) 960-8145
Fax (323) 881-9980
www.99only.com

June 16, 2006

Newmark Merrill Companies
18801 Ventura Blvd., Suite 300
Tarzana, CA 91356
Attn: Property 608M

RE:	99¢ Only Stores #46
12125 Carson Boulevard, Hawaiian Gardens, CA
Option Exercise

VIA :	Certified, Return Receipt Requested U.S. Mail

Dear Landlord:

In accordance with the terms of the Standard Multi-Tenant Form Lease dated February 8, 1995 (the "Lease"):

1)
The Tenant, 99¢ Only Stores, elects to exercise its second option to extend the Lease Term by five years, as set forth in Section 2.02 of the Lease. This "Second Extended Term" shall end on January 31, 2012, and may be further extended, as set forth in Section 2.02.

2)	The Landlord, Au Zone Investments #2 , L.P., hereby acknowledges that the above referenced option has been validly exercised and the Lease Terms thereby extended by 5 years.

3)	The monthly Base Rent as set forth in Section 1.09 (a) shall increase as set forth in Section 3.03.

4)	Except as set forth above, the Lease shall remain unmodified and in full force and effect.

Please acknowledge your agreement to the above by signing in the space provided below.  99 Thanks you for your cooperation. We look forward to continuing our good relationship with you for many years to come.

Sincerely,	Read and Agreed By:

/s/ Steve Horowitz
Steve Horowitz
Vice President Property Development
99¢ Only Stores
Its

"What the newcomers are just learning, 99¢ ONLY STORES ® has been perfecting for over 20 years!"